Exhibit 99.1

Eloxx Pharmaceuticals Announces Reverse Stock Split Effective

ELOX common stock expected to begin trading on a split-adjusted basis on December 2, 2022

WATERTOWN, MA – December 1, 2022 – Eloxx Pharmaceuticals, Inc. (the “Company”) (Nasdaq: ELOX), a leader in ribosomal RNA-targeted genetic therapies for rare diseases, today announced that its Board of Directors has approved a 1-for-40 reverse stock split of the Company’s common stock. The reverse stock split will become effective at 5:00 p.m. Eastern Time today, December 1, 2022, after close of trading on The Nasdaq Capital Market. The Company’s common stock is expected to commence trading on a split-adjusted basis when the markets open on December 2, 2022 under the existing trading symbol “ELOX.” The new CUSIP number for the Company’s common stock following the reverse stock split will be 29014R202.

The primary goal of the reverse stock split is to increase the per share market price of the Company’s common stock to meet the minimum per share bid price requirement for continued listing on The Nasdaq Capital Market.

The reverse stock split was approved by the Company’s stockholders at a special meeting of stockholders held on November 30, 2022. On November 30, 2022, following the special meeting, the Company’s Board of Directors approved the reverse stock split at the ratio of 1-for-40.

As a result of the reverse stock split, every 40 shares of the Company’s common stock issued and outstanding will be automatically reclassified into one new share of the Company’s common stock. Proportionate adjustments will be made to the exercise prices and the number of shares underlying the Company’s outstanding equity awards, as applicable, and warrants exercisable for shares of common stock, as well as to the number of shares issuable under the Company’s equity incentive plans and certain existing agreements. The common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The reverse stock split will not affect the number of authorized shares of common stock or the par value of the common stock.

No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise be entitled to receive fractional shares as a result of the reverse stock split will be entitled to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing sales price per share of the common stock (as adjusted to give effect to the reverse stock split) on The Nasdaq Capital Market today, the last trading day immediately preceding the effective time of the reverse stock split.

American Stock Transfer & Trust Company, LLC (“AST”), the Company’s transfer agent, is acting as the exchange agent for the reverse stock split. Stockholders with book-entry shares or who hold their shares through a bank, broker or other nominee will not need to take any action. Stockholders of record holding certificates representing pre-split shares of the Company’s common stock, as applicable, will receive a letter of transmittal from AST with instructions on how to surrender certificates representing pre-split shares. Stockholders should not send in their pre-split certificates until they receive a letter of transmittal from AST. Stockholders of record who held pre-split certificates will receive their post-split shares book-entry and will be receiving a statement from AST regarding their common stock ownership post-reverse stock split.

Additional information about the reverse stock split can be found in the Company’s definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) on October 31, 2022, which is available free of charge at the SEC’s website, www.sec.gov, and on the Company’s website at www.eloxxpharma.com.

About Eloxx Pharmaceuticals

Eloxx Pharmaceuticals, Inc. is engaged in the science of ribosome modulation, leveraging its innovative TURBO-ZMTM chemistry technology platform in an effort to develop novel Ribosome Modulating Agents (RMAs) and its library of Eukaryotic Ribosome Selective Glycosides (ERSGs). Eloxx’s lead investigational product candidate, ELX-02, is a small molecule drug candidate designed to restore production of full-length functional proteins. The U.S. Food and Drug Administration (FDA) has granted Fast Track designation for ELX-02 for the treatment of CF patients with nonsense mutations. In addition, ELX-02 has also been granted Orphan Drug Designation for the treatment of CF patients with nonsense mutations by the FDA and orphan medicinal product designation by the European Commission. ELX-02 is in clinical development, focusing on cystic fibrosis (US Trial NCT04135495, EU/IL Trial NCT04126473). Eloxx also has preclinical programs focused on select rare diseases, including inherited diseases, cancer caused by nonsense mutations, kidney diseases, including autosomal dominant polycystic kidney disease, as well as rare ocular genetic disorders.

For more information, please visit www.eloxxpharma.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of present and historical facts contained in this press release, including without limitation, statements regarding the reverse stock split, expectations with respect to compliance with the minimum required closing bid price for continued listing on The Nasdaq Capital Market and other future events and expectations described in this press release are forward-looking statements. Forward-looking statements can be identified by the words “aim,” “may,” “will,” “would,” “should,” “expect,” “explore,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “seeks,” or “continue” or the negative of these terms similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on management's current plans, estimates, assumptions and projections based on information currently available to us. Forward-looking statements are subject to known and unknown risks, uncertainties and assumptions, and actual results or outcomes may differ materially from those expressed or implied in the forward-looking statements due to various important factors, including, but not limited to: market conditions and their impact on the trading price of our common stock on the Nasdaq Capital Market; other factors discussed in the Proxy Statement; and other risks and uncertainties described our filings with the SEC, including those discussed under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as any such factors may be updated from time to time in our other filings with the SEC, accessible on the SEC’s website at www.sec.gov and the “Financials & Filings” page of our website at https://investors.eloxxpharma.com/financials-filings.

All forward-looking statements speak only as of the date of this press release and, except as required by applicable law, we have no obligation to update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Contact

Investors

John Woolford

john.woolford@westwicke.com

443.213.0506

Media

Laureen Cassidy

laureen@outcomescg.com